UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2014

GlycoMimetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36177	06-1686563
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Professional Drive, Suite 250

Gaithersburg, MD 20879

(Address of principal executive offices, including zip code)

(240) 243-1201

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 23, 2014, GlycoMimetics, Inc. (the “Company”) entered into a Lease (the “Lease”) with BMR-Medical Center Drive LLC, a Delaware limited liability company (the “Landlord”), under which the Company will lease 33,843 square feet of space for its corporate headquarters to be located at 9708 Medical Center Drive in Rockville, Maryland. The Lease provides for the completion by the Landlord of certain construction improvements on the premises within a specified timeframe. The term of the Lease will commence on the later of November 1, 2015 or approximately 30 days after the date on which the Landlord tenders possession of the premises to the Company after the substantial completion of the specified tenant improvements.

The term of the Lease will continue through October 31, 2023, although the Company will have a one-time option to terminate the Lease effective as of October 31, 2020 by providing at least nine months’ prior written notice and paying a termination fee set forth in the Lease. Under the Lease, the Company will pay an initial annual base rent of $607,500, or $50,625 per month, subject to an increase of 2.5% per year. In addition, the Company will pay its pro rata share of the Landlord’s annual operating expenses associated with the premises, calculated as set forth in the Lease, as well as a property management fee equal to 3% of the then-current base rent each month. The Company has an option to renew the Lease for two renewal terms of five years each. If the Company exercises its option to renew the Lease, the rent may be reviewed and negotiated between the parties to determine the appropriate market rate at that time.

The foregoing is a summary description of certain terms of the Lease, is not complete and is qualified in its entirety by reference to the text of the Lease, a copy of which is attached as Exhibit 10.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Lease, dated July 23, 2014, by and between the Registrant and BMR-Medical Center Drive LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLYCOMIMETICS, INC.

	By:	/s/ Brian M. Hahn
Date: July 28, 2014		Brian M. Hahn Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Lease, dated July 23, 2014, by and between the Registrant and BMR-Medical Center Drive LLC.